The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 25, 2016

Pricing supplement no.
To prospectus dated February 19, 2016,
prospectus supplement dated February 19, 2016,
product supplement no. 4a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

Registration Statement No. 333-199966 Dated February , 2016 Rule 424(b)(2)
Structured Investments	$ Capped Knock-In Return Enhanced Notes Linked to the S&P 500® Index due March 15, 2017

General

•	The notes are designed for investors who seek a return of either 2 or 3 times the appreciation of the closing level of the Index, up to the applicable Maximum Return on the notes, depending on whether the closing level of the Index has declined by 5% or more from the Initial Index Level during the approximately three-month Monitoring Period (i.e., a Knock-in Event has occurred):

o	if the Ending Index Level is greater than the Initial Index Level, and a Knock-In Event has not occurred, the Upside Leverage Factor will be 2 and the Maximum Return will be 13.84%; and

o	if the Ending Index Level is greater than the Initial Index Level, and a Knock-In Event has occurred, the Upside Leverage Factor will be 3 and the Maximum Return will be 20.76%.

•	Investors will be fully exposed to any decline in the level of the Index over the term of the notes. Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level, be willing to lose some or all of their principal amount.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Index:	The S&P 500® Index (Bloomberg Ticker: SPX)
Upside Leverage Factor:	The upside leverage factor will equal: • if a Knock-In Event has not occurred, 2; or • if a Knock-In Event has occurred, 3.
Payment at Maturity:

If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by the applicable Upside Leverage Factor, subject to the applicable Maximum Return. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return × Upside Leverage Factor), subject to the applicable Maximum Return

If the Ending Index Level is equal to the Initial Index Level, you will receive the principal amount of your notes at maturity.

Your investment will be fully exposed to any decline in the level of the Index. You will not benefit from the occurrence of a Knock-In Event unless the Ending Index Level is greater than the Initial Index Level. If the Ending Index Level is less than the Initial Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)
You will lose some or all of your principal amount at maturity if the Ending Index Level is less than the Initial Index Level.
Maximum Return

The Maximum Return will equal:

•     if a Knock-In Event has not occurred, 13.84%. For example, if the Index Return is equal to or greater than 6.92% and a Knock-In Event has not occurred, you will receive the Maximum Return of 13.84%, which entitles you to a maximum payment at maturity of $1,138.40 per $1,000 principal amount note; or

•     if a Knock-In Event has occurred, 20.76%. For example, if the Index Return is equal to or greater than 6.92% and a Knock-In Event has occurred, you will receive the Maximum Return of 20.76%, which entitles you to a maximum payment at maturity of $1,207.60 per $1,000 principal amount note.

Knock-In Event:	A Knock-In Event occurs if the closing level of the Index is equal to or less than 95% of the Initial Index Level on any day during the Monitoring Period.
Monitoring Period:	The period from but excluding the Pricing Date to and including May 26, 2016
Pricing Date:	On or about February 26, 2016
Original Issue Date (Settlement Date):	On or about March 2, 2016
Ending Averaging Dates†:	March 6, 2017, March 7, 2017, March 8, 2017, 2016, March 9, 2017, 2016 and March 10, 2017
Maturity Date†:	March 15, 2017
CUSIP:	48128GPJ3
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	This preliminary pricing supplement amends and restates the preliminary pricing supplement related hereto dated February 24, 2016 to product supplement no. 4a-I in its entirety (the preliminary pricing supplement is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000089109216012652/e68436_424b2.htm).

†	† Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $984.80 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

February , 2016

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated February 19, 2016, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This preliminary pricing supplement amends and restates and supersedes the preliminary pricing supplement related hereto dated February 24, 2016 in its entirety. You should not rely on the preliminary pricing supplement related hereto dated February 24, 2016 in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

When you read the product supplement and underlying supplement, note that all references to the prospectus dated November 7, 2014, or to any sections therein, should refer instead to the prospectus dated February 19, 2016, or to the corresponding sections of that prospectus, and all references to the prospectus supplement dated November 7, 2014, or to any sections therein, should refer instead to the prospectus supplement dated February 19, 2016, or to the corresponding sections of that prospectus supplement. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated February 19, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The closing level of the Index on the Pricing Date
Ending Index Level:	The arithmetic average of the closing levels of the Index on the Ending Averaging Dates

JPMorgan Structured Investments — Return Enhanced Notes Linked to the Common Shares of General Motors Company	PS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 2,000. If the Ending Index Level is greater than the Initial Index Level, and a Knock-In Event has not occurred, the Upside Leverage Factor will be 2 and the Maximum Return will be 13.84%. If the Ending Index Level is greater than the Initial Index Level, and a Knock-In Event has occurred, the Upside Leverage Factor will be 3 and the Maximum Return will be 20.76%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Return	Total Return
		Knock-In Event Has Not Occurred (1)	Knock-In Event Has Occurred (1)
3,600.00	80.00%	13.84%	20.76%
3,300.00	65.00%	13.84%	20.76%
3,000.00	50.00%	13.84%	20.76%
2,800.00	40.00%	13.84%	20.76%
2,600.00	30.00%	13.84%	20.76%
2,400.00	20.00%	13.84%	20.76%
2,200.00	10.00%	13.84%	20.76%
2,138.40	6.92%	13.84%	20.76%
2,100.00	5.00%	10.00%	15.00%
2,050.00	2.50%	5.00%	7.50%
2,020.00	1.00%	2.00%	3.00%
2,000.00	0.00%	0.00%	0.00%
1,900.00	-5.00%	-5.00%	-5.00%
1,800.00	-10.00%	-10.00%	-10.00%
1,600.00	-20.00%	-20.00%	-20.00%
1,400.00	-30.00%	-30.00%	-30.00%
1,200.00	-40.00%	-40.00%	-40.00%
1,000.00	-50.00%	-50.00%	-50.00%
800.00	-60.00%	-60.00%	-60.00%
600.00	-70.00%	-70.00%	-70.00%
400.00	-80.00%	-80.00%	-80.00%
200.00	-90.00%	-90.00%	-90.00%
0.00	-100.00%	-100.00%	-100.00%
(1) A Knock-In Event occurs if the closing level of the Index is equal to or less than 95% of the Initial Index Level on any day during the Monitoring Period.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: A Knock-In Event has not occurred, and the level of the Index increases from the Initial Index Level of 2,000 to an Ending Index Level of 2,050. Because a Knock-In Event has not occurred, the Upside Leverage Factor is 2 and the Maximum Return is 13.84%. Because the Ending Index Level of 2,050 is greater than the Initial Index Level of 2,000 and the Index Return of 2.50% multiplied by 2 does not exceed the Maximum Return of 13.84%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 2.50% × 2) = $1,050

Example 2: A Knock-In Event has occurred, and the level of the Index increases from the Initial Index Level of 2,000 to an Ending Index Level of 2,050. Because a Knock-In Event has occurred, the Upside Leverage Factor is 3 and the Maximum Return is 20.76%. Because the Ending Index Level of 2,050 is greater than the Initial Index Level of 2,000 and the Index Return of 2.50% multiplied by 3 does not exceed the Maximum Return of 20.76%, the investor receives a payment at maturity of $1,075 per $1,000 principal amount note, calculated as follows:

JPMorgan Structured Investments — Return Enhanced Notes Linked to the Common Shares of General Motors Company	PS-2

$1,000 + ($1,000 × 2.50% × 3) = $1,075

Example 3: A Knock-In Event has not occurred, and the level of the Index increases from the Initial Index Level of 2,000 to an Ending Index Level of 2,400. Because a Knock-In Event has not occurred, the Upside Leverage Factor is 2 and the Maximum Return is 13.84%. Because the Ending Index Level of 2,400 is greater than the Initial Index Level of 2,000 and the Index Return of 20% multiplied by 2 exceeds the Maximum Return of 13.84%, the investor receives a payment at maturity of $1,138.40 per $1,000 principal amount note.

Example 4: A Knock-In Event has occurred, and the level of the Index increases from the Initial Index Level of 2,000 to an Ending Index Level of 2,400. Because a Knock-In Event has occurred, the Upside Leverage Factor is 3 and the Maximum Return is 20.76%. Because the Ending Index Level of 2,400 is greater than the Initial Index Level of 2,000 and the Index Return of 20% multiplied by 3 exceeds the Maximum Return of 20.76%, the investor receives a payment at maturity of $1,207.60 per $1,000 principal amount note.

Example 5: The level of the Index decreases from the Initial Index Level of 2,000 to an Ending Index Level of 1,200. Regardless of whether a Knock-In Event has occurred, because the Ending Index Level of 1,200 is less than the Initial Index Level of 2,000 and the Index Return is -40%, the investor receives a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Return Enhanced Notes Linked to the Common Shares of General Motors Company	PS-3

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL BASED ON WHETHER A KNOCK-IN EVENT HAS OCCURRED — The notes provide the opportunity to enhance equity returns by multiplying a positive Index Return by either 2 or 3, up to the applicable Maximum Return. If the Ending Index Level is greater than the Initial Index Level and a Knock-In Event has not occurred, the Upside Leverage Factor will be 2 and the Maximum Return will be 13.84%. Accordingly, under these circumstances, the maximum payment at maturity will be $1,138.40 per $1,000 principal amount note. If the Ending Index Level is greater than the Initial Index Level and a Knock-In Event has occurred, the Upside Leverage Factor will be 3 and the Maximum Return will be 20.76%. Accordingly, under these circumstances, the maximum payment at maturity will be $1,207.60 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•	RETURN LINKED TO THE S&P 500® INDEX — The return on the notes is linked to the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under

“Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes.  Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities included in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to a loss if the Ending Index Level is less than the Initial Index Level. For every 1% that the

JPMorgan Structured Investments — Return Enhanced Notes Linked to the Common Shares of General Motors Company	PS-4

Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you may lose some or all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE APPLICABLE MAXIMUM RETURN — If the Ending Index Level is greater than the Initial Index Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return, which will be 13.84% (if a Knock-In Event has not occurred and therefore the Upside Leverage Factor is 2) or 20.76% (if a Knock-In Event has occurred and therefore the Upside Leverage Factor is 3), regardless of the appreciation in the level of the Index, which may be significant. Therefore, any increase in the Ending Index Level over the Initial Index Level by more than 6.92% will not increase the return on the notes, regardless of whether a Knock-In Event has occurred. We cannot predict whether a Knock-In Event will occur and therefore whether the higher Upside Leverage Factor and the higher Maximum Return will apply at maturity.

•	THE UPSIDE LEVERAGE FACTOR AND THE MAXIMUM RETURN WILL NOT BE DETERMINED UNTIL THE END OF THE APPROXIMATELY THREE-MONTH MONITORING PERIOD — Because the Upside Leverage Factor and the Maximum Return will be determined based on whether the closing level of the Index has declined by 5% or more from the Initial Index Level during the Monitoring Period, the Upside Leverage Factor and the Maximum Return will not be determined until the end of the Monitoring Period. Accordingly, you will not know the Upside Leverage Factor and the Maximum Return for a significant period of time after the Pricing Date.

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	YOU WILL NOT BENEFIT FROM THE OCCURRENCE OF A KNOCK-IN EVENT UNLESS THE ENDING INDEX LEVEL IS GREATER THAN THE INITIAL INDEX LEVEL — A Knock-In Event occurs, and the higher Upside Leverage Factor and Maximum Return are activated, only if the closing level of the Index is equal to or less than 95% of the Initial Index Level on any day during the Monitoring Period. However, the higher Upside Leverage Factor and Maximum Return will increase your payment at maturity only if the Ending Index Level is greater than the Initial Index Level. Accordingly, you will benefit from a Knock-In Event only if the closing level of the Index falls from the Initial Index Level by 5% or more during the Monitoring Period and then the closing level increases sufficiently for the Ending Index Level (which is the arithmetic average of the closing levels of the Index on the Ending Averaging Dates) to be greater than the Initial Index Level. Even if a Knock-In Event has occurred, if the closing level of the Index fails to recover sufficiently to lift the Ending Index Level above the Initial Index Level, you will lose some or all of your principal amount at maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

In addition, we are currently one of the companies that make up the Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Index and the notes.

Furthermore, although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Initial Index Level in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Index Level, that might affect the value of your notes.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

JPMorgan Structured Investments — Return Enhanced Notes Linked to the Common Shares of General Motors Company	PS-5

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

•	any actual or potential change in our creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	secondary market credit spreads for structured debt issuances;

•	the actual and expected volatility of the Index;

•	the time to maturity of the notes;

•	whether a Knock-In Event has occurred or is expected to occur;

•	the dividend rates on the equity securities included in the Index;

•	interest and yield rates in the market generally; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.

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Historical Information Regarding the Index

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 7, 2011 through February 19, 2016. The closing level of the Index on February 23, 2016 was 1,921.27. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date, any Ending Averaging Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Index will result in the notes being subject to the higher Upside Leverage Factor of 3 and the higher Maximum Return of 20.76% at maturity or the return of any of your principal amount.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

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Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P 500® Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

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